Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 4 to Registration Statement No. 333-195620 on Form N-2 of our report dated December 2, 2014, relating to the financial statements of Altegris KKR Private Equity Master Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent registered public accounting firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

January 30, 2015